SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.
                                  20549


                                 Form 8-K



          Current Report Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

               Date of Report      June 26, 1996



               Registrant;
Commission     State of Incorporation          IRS Employer
File No.       Address and Telephone No.     Identification No.


1-9760         Atlantic Energy, Inc.              22-2871471
               (New Jersey)
               6801 Black Horse Pike
               Egg Harbor Township, NJ 08234
               (609) 645-4500



1-3559         Atlantic City Electric Company     21-0398280
               (New Jersey)
               6801 Black Horse Pike
               Egg Harbor Township, NJ 08234
               (609) 645-4100

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Item 5.   Other Events.

     The following information updates certain matters previously reported to the Securities and Exchange Commission under Part I,
Item 1 - Business of the Annual Report on Form 10-K for 1995 and under Part I - Note 3 and Part II, Item 5 - Other Information of the Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 of Atlantic Energy, Inc. and Atlantic City Electric Company
(ACE).

     As previously reported, Salem Units 1 and 2 have been out of service since May 16, 1995 and June 7, 1995, respectively, and Public Service Electric & Gas Company (PS) has advised ACE that their return dates are subject to completion of testing, analysis, repair activity and NRC concurrence that they are prepared to restart. PS has advised ACE that PS expects to return Salem Unit 1 to operation in the second quarter of 1997 upon installation of new steam generators being purchased from the unfinished Seabrook Nuclear Unit 2 in New Hampshire. Salem Unit 2 is currently estimated to return to service on or about August 27, 1996.

     Also as previously reported, by Order dated March 14, 1996, the BPU ordered both ACE and PS's base rates related to Salem Unit 1 interim and subject to refund, effective immediately, pending a full hearing as to whether Salem I is currently used and useful. The BPU ordered ACE and PS to file briefs with regard to why the BPU should not, after hearings, immediately declare base rates related to Salem Unit 2 interim and subject to refund pending hearings to determine if Salem Unit 2 is used and useful. ACE and PS were also ordered to furnish for each unit, based on each utility's last base rate case, the level of net plant investment and the amount of operating and maintenance expenses currently included in base rates. Also, ACE and PS were ordered to identify the level of replacement power costs incurred by each utility to date, as well as the projected monthly replacement power costs for the duration of the outage.
Hearings are to be held by the BPU regarding the issue as to whether Salem Unit 1 and Salem Unit 2 continue to be used and useful and the actual level of any appropriate rate reduction.

     Also as previously reported, ACE filed plant investment and cost information relating to Salem Station on April 4, 1996.
Such information was based on the test year ending May 31, 1991, utilized in ACE's last base rate proceeding and other information provided by station operator PS, for determining the allocation of plant investment among Salem Unit 1, Salem Unit 2 and common facilities. The total revenue requirements estimate is $12.5 million for Salem Unit 1, $10.8 million for Salem Unit 2 and $11.3 million for facilities that are common to both Salem Units 1 and 2.

     On June 19, 1996, the BPU issued an oral decision declaring Salem Unit 2 rates interim and subject to refund as of such date. The BPU, in rendering such oral decision, indicated that it may rescind the decision if Salem Unit 2 is restarted within a reasonable time of its estimated August 27, 1996 restart date.

     The issue of whether or not Salem Unit 1 and Salem Unit 2 are no longer used and useful will be addressed in hearings before the BPU. The dates for such hearings have yet to be determined; however, if Salem Unit 2 returns to commercial operation as scheduled, ACE expects that the used and useful determination related to Unit 2 will be negated. ACE believes that in the event of a Unit's removal from base rates, ACE would be entitled to recover replacement power costs attributable to such Unit through its Levelized Energy Adjustment Clause and that the estimated $3.3 million Nuclear Performance Standard penalty for 1996 would be substantially reduced. ACE cannot predict the outcome of these proceedings.

     ACE expects that its share of the operations and maintenance expenses incurred in connection with restart activities to date, will exceed its previous 1996 estimate of $5.8 million. The extent of such increase is not presently determinable.

     PS has advised ACE that on June 11, 1996, the NRC advised PS that it expects to conclude its Final Safety Analysis Report
(FSAR) Project with regard to Salem Station shortly before the August 27, 1996 estimated restart of Salem Unit 2. The FSAR Project is designed to provide reasonable assurance that Salem Units will be operated within their licensing and design basis. The FSAR Project includes various levels of review of 46 major systems in the Salem Station, depending on their risk significance. While some safety systems will receive the most comprehensive review, all 46 systems will receive a configuration walkdown, a system readiness review, and maintenance rule implementation and Significant Event Report reviews before restart. PS has advised ACE that while PS does not expect that the FSAR Project will adversely affect the scheduled restart of Salem Unit 2, no assurances can be given.

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                          SIGNATURE

            Pursuant to the requirements of the Securities
Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
                          Atlantic Energy, Inc.
                      Atlantic City Electric Company
                               (Registrant)

                     By:    /s/ L. M. Walters
                                L. M. Walters
                    Treasurer of Atlantic Energy, Inc.
           Vice President, Treasurer and Assistant Secretary of
                      Atlantic City Electric Company

Date: June 26, 1996